Rule 12b-1 Related Agreement

Date: April 16, 2014
Calvert Investment Distributors, Inc.
4550 Montgomery Avenue
Suite 1000 N
Bethesda, MD 20814

Jefferson National Life Insurance Company

10350 Ormsby Park Place

Louisville, KY 40223

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you, as distributor and underwriter of certain variable annuity and variable life insurance contracts (“Contracts”) issued by Jefferson National Life Insurance Company (“Insurer”), pursuant to a Distribution Plan (the “Plan”) adopted by Calvert Variable Series, Inc. (the “Corporation”), on behalf of each class of shares of the Corporation (“Fund”) set forth on Schedule A, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Funds are offered pursuant to a participation agreement, dated May 1, 2014, under which the Fund has agreed to make shares of certain Funds (referred to as “Portfolios” in the Participation Agreement) available for purchase by one or more of the Insurer’s separate accounts or divisions thereof, in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts. The Plan (the “Rule 12b-1 Agreement”) has been approved by a majority of the Board of Directors, including a majority of the Board of Directors who are not “interested persons” of the Corporation, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Disinterested Directors”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Directors that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s shareholders.

1. We shall pay you a quarterly service fee equal on an annual basis to the amount as set forth in the applicable Fund prospectus, for the following services to Fund shareholders and/or beneficial owners who own Contracts: distribute sales literature, answer routine inquiries about the Funds or Corporation, assist shareholders in the establishment and maintenance of Contract owner purchase and redemption transactions as they relate to the Funds, invest Fund dividend and capital gain distributions on behalf of Contract Owners, provide other information and services as the Fund shareholder reasonably requests in the establishment and maintenance of Contract owners ‘investments in Fund shares.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority.

2. You shall furnish us with such information as shall reasonably be requested by the Board of Directors, on behalf of the Fund, with respect to the fees paid to you pursuant to this Rule 12b-1 Agreement.

3. We shall furnish to the Board of Directors, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4. This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Disinterested Directors, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Corporation and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5. This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Directors of the Corporation and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Calvert Investment Distributors, Inc.

By:	[illegible]
William M. Tartikoff, Senior Vice
President and General Counsel

Accepted:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	[illegible]
Address:

SCHEDULE A

Portfolios

CVS Portfolios

Portfolio Name	CUSIP #
Calvert VP SRI Balanced Portfolio	131647760

RULE 12B-1 RELATED AGREEMENT

THIS RULE 12B-1 RELATED AGREEMENT (“Agreement”) is made as of the 17th day of January, 2017, by and among: Eaton Vance Distributors, Inc. (“EVD”) and Jefferson National Life Insurance Company, a life insurance company organized under the laws of the State of Texas, and Jefferson National Life Insurance Company of New York, a life insurance company organized under the laws of the State of New York (together the “Company”) on behalf of itself and certain of its segregated asset accounts (each an “Account” and together the “Accounts”).

WHEREAS, the Company has entered into a Rule 12b-1 Related Agreement, dated April 16, 2014, with Calvert Investment Distributors, Inc. (“CID”) (the “Calvert 12b-1 Agreement”). The Calvert 12b-1 Agreement was entered into with respect to payments to be made to the Company, as distributor and underwriter of certain variable annuity and variable life insurance contracts issued by the Company, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, under a distribution plan adopted by Calvert Variable Series, Inc. (the “Fund”);

WHEREAS, Calvert Research and Management (“CRM”), a wholly-owned subsidiary of Eaton Vance Corp. and an affiliate of EVD, has agreed to purchase substantially all of the business assets of Calvert Investment Management, Inc., investment adviser to the Fund, (“CIM”), subject to various closing conditions (the “Transaction”). In the Transaction, which will close once the conditions to closing have been satisfied (the “Transaction Date”), CRM will assume only specified business assets of CIM and will not assume any of CIM’s liabilities. The Transaction Date is anticipated to be on or about December 30, 2016;

WHEREAS, as of the Transaction Date, CRM will become the investment adviser to the Fund, EVD will become the Fund’s principal underwriter, and CID will no longer provide services to the Fund; and

WHEREAS, the Company and EVD desire to continue the current arrangement as described in the Calvert 12b-1 Agreement following the closing of the Transaction.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereto agree as follows:

SECTION 1. The parties hereto hereby adopt all terms of the Calvert 12b-1 Agreement and agree that the terms of the Calvert 12b-1 Agreement that relate to CID will now relate to EVD, except as otherwise provided herein.

SECTION 2. Company confirms that all of its representations, warranties and conditions in the Calvert 12b-1 Agreement continue in full force and effect.

SECTION 3. No party hereto shall have any duty, responsibility or liability whatsoever to any other party hereto with respect to the Calvert 12b-1 Agreement prior to the Transaction Date, and the Calvert Agreement shall be of no force or effect with respect to the parties hereto except as otherwise specifically provided in this Agreement.

SECTION 4. The parties agree that EVD shall only assume liability under the Agreement as of the Transaction Date, and EVD and its affiliates shall have no liability whatsoever (including, without limitation, any indemnification obligation) for any act or omission of CID prior to the Transaction date, or for any costs, expenses, loses, damages, liabilities of any kind whatsoever, arising prior to the Transaction Date.

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SECTION 5. All notices to EVD pursuant to the Agreement shall be sent as follows:

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attn: Chief Legal Officer

SECTION 6. The occurrence of the Transaction on the Transaction Date is a condition precedent to the effectiveness of the terms of this Agreement. Upon the effectiveness of this Agreement, the parties hereto agree that the Calvert 12b-1 Agreement shall no longer have any force or effect.

SECTION 7. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission or delivered by scanned image (e.g. .pdf, .tiff, jpg, ..jpeg or other file extension) as an attachment to an email. Such facsimile or scanned image may include this Agreement in its entirety or a standalone signature page, either of which shall have the same effect as an original signature and shall be considered definitive evidence of the final agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY		EATON VANCE DISTRIBUTORS, INC.

By:	/s/ Craig Hawley	By:	/s/ [illegible]
Name:	Craig Hawley	Name:
Title:	General Counsel & Secretary	Title:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK		CALVERT VARIABLE SERIES, INC.

By:	/s/ Craig Hawley	By:	/s/ [illegible]
Name:	Craig Hawley	Name:	[illegible]
Title:	General Counsel & Secretary	Title:	Secretary

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